UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

July 22, 2013

GROWLIFE, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

0-50385	20301 Ventura Blvd, Suite 126 Woodland Hills, California 91364	90-0821083
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(800) 977-5255
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Chief Financial Officer

Effective July 22, 2013, Justin Manns resigned as our Chief Financial Officer.  Mr. Manns continues to serve as our Controller of GrowLife Hydroponics, Inc.  Effective July 22, 2013, John Genesi was elected to serve as our Chief Financial Officer.

Mr. Genesi (age 48) has approximately 25 years of experience in accounting and finance.  Prior to joining our company, Mr. Genesi served as Controller for oBand, Inc, a Los Angeles based healthcare company.  From June 2006 to December 2007, Mr. Genesi served as Chief Financial Officer of LandBank Group, Inc. (n/k/a AtheroNova, Inc. (OTCQB: AHRO)) and its sister company, Strategic Financial Companies, LLC.  As Chief Financial Officer of these companies, Mr. Genesi presided over LandBank Group, Inc.’s reverse merger into a publicly traded shell company and its subsequent SEC reporting obligations.  While building and managing LandBank Group, Inc., Mr. Genesi also helped take Strategic Financial Companies, LLC from a business plan to a company with over 100 employees and $30 million in revenue.  Prior to LandBank Group, Inc. and Strategic Financial Companies, LLC, Mr. Genesi served as Chief Financial Officer of Technical Services & Logistics, Inc., which was then a wholly owned subsidiary of GT Data Corporation, a public company.  Prior to Technical Services & Logistics, Inc., Mr. Genesi served as Controller for DAS Devices, a venture capital backed high-tech startup located in the Silicon Valley that eventually grew into a company with 300 employees, managed a 6,000 acre ranching and mining operation, and worked in the finance department of Hughes Aircraft Company, a major U.S. aerospace company.  In 1988, Mr. Genesi earned a Bachelor of Arts degree in Business Administration with a concentration in Finance from California State University, Fullerton.

Mr. Genesi does not have any family relationships with any of the Company’s directors or executive officers. Mr. Genesi does not have a direct or indirect material interest in any transaction with the Company involving an amount exceeding $120,000, and no such transaction is currently proposed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GrowLife, Inc.

Date: July 22, 2013	By:	/s/ Sterling C. Scott
Sterling C. Scott Chief Executive Officer